Exhibit 10.2
EMPLOYMENT AGREEMENT
Secure Identity, LLC (the “Employer” and the Employer together with its parents, subsidiaries, and affiliated entities are referred to as the “Company”), and Michael Barkin (“Executive”) (collectively, the “Parties”) agree to enter into this EMPLOYMENT AGREEMENT dated as of February 20, 2025 (this “Agreement”) as follows:
1.Term of Employment.
The Employer hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Employer, upon the terms and subject to the conditions set forth in this Agreement.
The period of Executive’s employment under this Agreement shall begin as of March 31, 2025 (or such other date as mutually agreed by the Parties) (the “Commencement Date”) and shall continue until terminated in accordance with Section 4. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the Commencement Date until the date Executive’s employment terminates for any reason. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be null and void if Executive fails to successfully complete, prior to the Commencement Date, (a) a background check with results acceptable to the Company and (b) the Company’s onboarding process. Further, Executive’s continued employment will be contingent on the successful completion of any background checks as required by the Company’s security requirements.
2.Duties and Responsibilities.

(a)The Employer will initially employ Executive as its President and, as such, Executive will also serve as the President of Clear Secure, Inc. and each other Company (as the responsibilities may evolve, his “Position”). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such Position and such other duties as may be assigned to Executive from time to time by the Chief Executive Officer of the Company (“CEO”). For the avoidance of doubt, this offer of employment does not affect Executive’s current membership on the Board of Directors of Clear Secure, Inc. (the “Board”), however, Executive understands that he will be unable to serve on Board committees that require independent or outside director status.
(b)Executive’s primary work location is the Company’s office in New York, New York. Executive will be required to work in-person at such office in accordance with applicable Company policies, except when Executive is required to travel as necessary to perform the duties of his Position.
(c)Executive agrees to faithfully serve the Company, devote Executive’s full working time, attention and energies to the business of the Company, and perform the duties under this Agreement to the best of Executive’s abilities. Executive may participate in other outside business, charitable and/or civic activities provided that such activities are not inconsistent with Executive’s duties under this Agreement and will not be disadvantageous to the Company.
(d)Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

3.Compensation and Benefits.

(a)Base Salary. During the Employment Term, the Employer shall pay Executive a base salary at the annual rate of five hundred fifty thousand dollars ($550,000.00) per year or such higher rate as may be determined from time to time by the Company in its sole and absolute discretion (“Base Salary”). Such Base Salary shall be paid in accordance with the Employer’s standard payroll practice for executives. Such Base Salary shall be for all services rendered and Executive shall not receive any additional compensation for services rendered as a member of the Board or board of any other Company affiliate. Executive acknowledges that, in light of his serving as an officer of the Company, Executive will cease to receive any director compensation for service on the Company’s Board.
(b)Expense Reimbursement. The Employer shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Employer’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Employer’s policy.
(c)Benefit Plans, Fringe Benefits and Vacations. During the Employment Term, Executive shall be eligible to participate in or receive benefits under any 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to executives in accordance with the eligibility and other requirements of such plans and subject to the terms and conditions set forth in the plans and this Agreement.
(d)Discretionary Annual Bonus Policy. With respect to each completed fiscal year during the Employment Term, Executive shall be eligible to earn a discretionary annual bonus (“Annual Bonus”) under the then current annual bonus program or policy offered by the Company (“Bonus Policy”) in accordance with the terms and conditions of such Bonus Policy, prorated for any partial fiscal year of employment. Executive’s target bonus opportunity under the Bonus Policy shall be ninety percent (90%) of Executive’s Base Salary in effect as of the last day of the fiscal year to which the Annual Bonus relates. Subject to the terms of the Bonus Policy and, if any, the specific bonus award, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion, will determine the amount of the discretionary Annual Bonus, if any, payable to Executive with respect to a fiscal year, and may, but is not required to, take into account individual and Company performance. Notwithstanding any provision of the Bonus Policy to the contrary, Executive must remain continuously employed by the Company through the date of payment of an Annual Bonus to earn such Annual Bonus. The Annual Bonus for a fiscal year, if any, will be paid in the first fiscal quarter immediately following the last day of the fiscal year to which the Annual Bonus relates, the specific time of which is determined by the Compensation Committee, but in no event will it be paid before the Compensation Committee approves bonuses for a fiscal year. Executive shall be eligible to participate in the Company’s discretionary executive stretch bonus opportunity, in accordance with the terms and conditions of such program, as approved by the Compensation Committee in its sole discretion.

(e)Annual Equity Grants.

(i)Subject to the approval of the Compensation Committee and Executive’s continued employment with the Company, Executive will be eligible to participate in the Company’s long term equity incentive program pursuant to which it grants annual equity awards to executives in the discretion of the Compensation Committee (“Annual Equity Awards”). Such annual equity awards are granted pursuant to and are subject to the Clear Secure, Inc. 2021 Omnibus Incentive Plan, or a successor plan (the “Plan”), and any corresponding award or grant agreement(s). Annual Equity Awards are typically comprised of (x) an award of time-based restricted stock units (“Time-Based RSU Award”) and (y) an award of performance-based restricted stock units (“Performance-Based RSU Award”). The Time-Based RSU Award will be subject to all of the terms and conditions (including vesting and forfeiture) of an award agreement to be entered into by Executive and Clear Secure, Inc. (“Clear”), the form of which will be substantially similar to the form attached hereto as Appendix A, but as may be amended by the Compensation Committee from time to time (the “Time-Based RSU Award Agreement”). The Performance-Based RSU Award will be subject to all of the terms and conditions (including vesting and forfeiture) of an award agreement to be entered into by Executive and Clear, the form of which will be substantially similar to the form attached hereto as Appendix B, but as may be amended by the Compensation Committee from time to time (the “Performance-Based RSU Award Agreement”). To the extent that the structure of the Company’s long-term incentive program changes, Executive’s awards will be granted consistent with such new structure. Annual Equity Awards under the long-term equity incentive program are typically granted in the first quarter of a fiscal year while mid-year awards (if any) are typically granted in June. The actual number of restricted stock units granted will be determined by the Compensation Committee at the time of grant. No awards will be granted following Executive’s termination of employment with the Company. Notwithstanding the following:

(A)2025 RSU Award. Subject to the approval by the Compensation Committee, and the execution by Clear or its delegate of the agreements granting the 2025 RSU Award, Executive’s Annual Equity Award for the Company’s fiscal year ending December 31, 2025 will have a grant date value of seven million five hundred thousand dollars ($7,500,000.00) (the “2025 RSU Award”). The 2025 RSU Award is to be granted on April 1, 2025 and the time-based portion will vest in three installments annually on February 27, and the performance-based portion will cliff-vest on February 27, 2028.
(B)2026 RSU Award. Subject to the approval by the Compensation Committee and the execution by Clear or its delegate of the agreements granting the 2026 RSU Award, Executive’s Annual Equity Award for the Company’s fiscal year ending December 31, 2026 will have a grant date value of four million five hundred thousand dollars ($4,500,000.00) (the “2026 RSU Award”).
(C)Future Annual Equity Awards. In 2027 and later years, Executive shall be eligible to be granted Annual Equity Awards, subject to Executive’s continued employment with the Company, the terms and conditions of the Plan, the discretion of the CEO and the approval of the Compensation Committee.

(f)Sign-On Award. On the first business day of the month following the Commencement Date, subject to Executive’s continued employment with the Company, the Company will recommend to the Compensation Committee that Executive be granted a restricted stock unit award under the Plan with a total target value of approximately five million dollars ($5,000,000.00) at the time of grant (the “Sign-On RSU Award”), where the entire Sign-On RSU Award shall be composed solely of time-based restricted stock units (“RSUs”). The Sign-On RSU Award will be subject to time-based vesting of 1/3 per year (100% of the time based grant vested at 36 months vesting); and will be subject to all of the terms and conditions (including vesting and forfeiture) of an award agreement to be entered into by Executive and Clear, the form of which will be substantially similar to the form attached hereto as Appendix C, but as may be amended by the Compensation Committee from time to time. The actual number of restricted stock units granted pursuant to the Sign-On RSU Award will be determined by the Compensation Committee at the time of grant. Notwithstanding the foregoing, in no event will the Sign-On RSU Award be granted unless and until it is approved by the Compensation Committee and the agreements granting the Sign-On RSU Award are executed by Clear or its delegate.
4.Termination of Employment.
Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 4. Upon the effective date of Executive’s termination for any reason, Executive shall immediately tender Executive’s resignation as a member of the Board and will be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the Board and any other board or similar governing body of the Company, if applicable, and as a fiduciary of any employee benefit plan of the Company, if applicable. In addition, automatically effective as of the date of termination of Executive’s employment, Executive will be deemed to have relinquished any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive will confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s) and relinquishment of authorities.
Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 5, and, if applicable, Section 6.
(a)Death. Executive’s employment shall immediately terminate upon Executive’s death.
(b)Total Disability. The Employer may terminate Executive’s employment upon Executive becoming Totally Disabled. For purposes of this Agreement, the term “Totally Disabled” means Executive is unable to perform for a consecutive period of one hundred eighty (180) days, with or without reasonable accommodation, the full-time duties and responsibility of the Position Executive was performing pursuant to Section 2 of this Agreement prior to the onset of any sickness, injury or disability. A determination of whether Executive is Totally Disabled shall be made by the Company in its sole discretion. The foregoing is not intended to impair any entitlement of Executive to long-term or short-term disability insurance or similar protection, whether provided by or through the Company or otherwise.
(c)Termination by the Employer for Cause. The Employer may terminate Executive’s employment for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following events, without the Employer’s express written consent, unless such events are determined by the

Employer to be curable and are then fully corrected in all material respects by Executive within thirty (30) days following the Employer’s written notice to Executive:
(i)Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude;
(ii)In carrying out Executive’s duties on behalf of the Company, Executive’s engaging in conduct that constitutes willful negligence or misconduct and that, in either case, could reasonably be expected to be materially injurious to the Company’s business, operations or reputation;
(iii)Executive’s engaging in public conduct that is, or could reasonably be determined to be, materially detrimental to the Company’s reputation;
(iv)Executive’s willful breach of any material provision of this Agreement;
(v)Executive’s repeated refusal, or failure to undertake good faith efforts to perform Executive’s material duties and responsibilities to the Company;
(vi)Executive’s engaging in fraudulent, illegal or dishonest conduct in respect of the Company or its affiliates; or
(vii)Executive’s engaging in willful misconduct resulting in direct personal gain to Executive at the Company’s expense.
If the Cause events are determined by the Employer to be curable, then the Employer must provide Executive with a written notice detailing the specific circumstances alleged to constitute Cause within thirty (30) days after learning of the circumstances, and actually terminate Executive’s employment within thirty (30) days following the expiration of Executive’s thirty (30)-day cure period described above.
(d)Termination by the Employer without Cause. The Employer may terminate Executive’s employment without Cause at any time after providing written notice to Executive.
(e)Termination by Executive without Good Reason. Executive may terminate Executive’s employment under this Agreement after providing not less than thirty (30) days’ advance written notice to the Employer, provided that the Employer may decide in its discretion to accelerate Executive’s termination date to a date prior to the end of the notice period and such accelerated termination shall not be deemed to be a termination by the Employer without Cause.
(f)Termination by Executive with Good Reason. Executive may terminate Executive’s employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination by Executive within ninety (90) days of the initial existence of one of the conditions described below which occurs without Executive’s consent: (i) a material diminution in Executive’s Base Salary or target bonus opportunity for the Annual Bonus unless part of a general program that affects other similarly situated officers in substantially the same proportions; (ii) material diminution in Executive’s authority, duties, or responsibilities (including, without limitation, any change to the Company’s reporting structure that would require Executive to report directly to someone other than the CEO or the Board); (iii) a material change (more than 50 miles) in the geographic location at which Executive must perform the services under this Agreement; or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company. In order to terminate for Good Reason, Executive must provide notice to the Employer of the existence of the applicable condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Employer must be provided a period of sixty (60) days during which it may remedy the condition. To the extent the Employer timely remedies the condition, Executive may not terminate for Good Reason.
5.Compensation Following Termination of Employment.
Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:
(a)Earned but Unpaid Compensation, Expense Reimbursement. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, and any accrued but unpaid expenses required to be reimbursed under this Agreement.
(b)Other Compensation and Benefits. Except as may be provided under this Agreement,
(i)any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 3(b) shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and
(ii)Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.
6.Additional Compensation Payable Following Termination Without Cause or by Executive for Good Reason.

(a)Requirements for Additional Compensation. In addition to the compensation set forth in Section 5, Executive will receive the additional compensation set forth in subsection 6(b), if the following requirements are met:

(i)Executive’s employment is terminated by the Employer without Cause pursuant to Section 4(d) or Executive terminates employment for Good Reason pursuant to Section 4(f);
(ii)Executive strictly abides by the restrictive covenants set forth in Section 7; and
(iii)Executive executes (and does not revoke) a separation agreement and release in favor of the Company in a form satisfactory to both Parties on or after Executive’s employment termination date, within the time required by the Company (but in no event later than the 60 days following Executive’s termination of employment) (the “Release Requirement”).
For the avoidance of doubt, Executive shall not be eligible to receive the additional compensation described in Section 6(b) herein unless the Release Requirement is satisfied.
(b)Additional Compensation. The Company shall provide Executive with the following compensation and benefits:

(i)An amount equal to the Severance Amount (defined below), paid in installments in accordance with the Employer’s standard payroll practices over the number of weeks of Base Salary being paid as the Severance Amount following Executive’s termination of employment (the “Severance Period”); provided, that no installment of the Severance Amount shall be made until the sixtieth (60th) day after the date of Executive’s termination, and will include payment of any installment payments that were otherwise due prior thereto; plus
(ii)Subject to Executive’s timely election of continuation coverage under COBRA, payment by the Company of the full cost of health, dental and vision insurance coverage during the Severance Period of Executive and, if any, his “qualified beneficiaries” (as defined in 26 U.S.C. §4980B(g)(1) and 29 U.S.C. §1167(3)), subject to the eligibility requirements and other terms and conditions of such insurance coverage. Such coverage may be treated as taxable compensation to Executive.
The “Severance Amount” is fifty-two (52) weeks of Base Salary.
For the avoidance of doubt, upon Executive’s termination of employment for any reason, the treatment of any outstanding equity awards granted under the Plan will be determined exclusively under the Plan and any applicable award documents.
7.Restrictive Covenants.

(a)Confidential Information/Competitive Business.

(i)Confidential Information and Trade Secrets. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets, and that unauthorized disclosure of any of the Confidential Information may result in pecuniary damage. Executive agrees that during the course of employment with the Company, Executive will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. Confidential Information are items of information relating to the Company, its business, products, services, members, suppliers, vendors, business partners, and employees that are not generally known or available to the general public, but have been developed, compiled, or acquired by the Company at its great effort and expense. Confidential Information includes, but is not limited to:

(A)information relating to personal or legal affairs or financial information relating to Company personnel (e.g., business plans and marketing plans and the compensation of any employee or principal of the Company, etc.);
(B)information concerning the operations, systems, services, personnel, financial affairs, intellectual property, philosophies, strategies, processes and techniques of the Company or any of their investors;
(C)computer software, software codes, source codes, object codes, research and development projects, forms, contracts, agreements, literature or other documents designed, developed or written by, for, with or on behalf of the Company, and

(D)vendor, supplier, sponsor, licensee, licensor, platform customer, and other business partner (“Business Partners”) information, such as the identity of the Company’s Business Partners, their names and addresses, the names of representatives of the Company’s Business Partners responsible for entering into contracts with the Company, the financial arrangements between the Company and such Business Partners, their specific needs and requirements, and leads and referrals to prospective Business Partners; and
(E)the identity and number of the Company’s other employees, their relative salaries, bonuses, benefits, qualifications and abilities obtained from the employee’s confidential personnel files;
all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Trade Secrets are items of Confidential Information that meet the requirements of applicable trade secret law. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.
Confidential Information does not include information that: (i) was known to the public before its disclosure to the Executive; (ii) becomes generally known to the public after disclosure to the Executive; or (iii) Executive is required to disclose in response to a subpoena or other legal process. In the event of required disclosure pursuant to subpoena or other legal process, Executive shall provide the Company prompt written notice of such requirement so that the Company may seek a protective order or other remedy and reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Executive remains subject to disclosure pursuant to a subpoena or other legal process, Executive shall disclose no more than that portion of the Confidential Information which such subpoena or other legal process specifically requires Executive to disclose.
(b)Non-Disclosure of Confidential Information. Executive agrees, except as specifically required in the performance of Executive’s duties on behalf of the Company, Executive will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any of the Company’s Confidential Information and Trade Secrets. Executive agrees to maintain Company’s Confidential Information and Trade Secrets in strict confidence and to use all commercially reasonable efforts to not allow any unauthorized access to, or disclosure of, the Company’s Confidential Information and Trade Secrets.

(i)Nothing in this Agreement or any other agreement Executive may sign, or Company policy, prohibits, prevents, or otherwise limits Executive from (A) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Department of Justice, Commodities Futures Trading Commission, U.S. Congress, or an Inspector

General), (B) filing a charge or complaint with any such governmental agency, or (C) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. Nothing in this Agreement prohibits, prevents, or otherwise limits Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. To the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except as provided in the preceding sentence. Executive is not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
(ii)Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Executive’s attorney in relation to a lawsuit for retaliation bought by Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)Return of Material. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company, whether written or stored on electronic media, made or compiled by or on Executive’s behalf in the course of Executive’s employment, or made available to Executive in the course of Executive’s employment, relating to the Company, or to any entity which may hereafter become an affiliate thereof, but excluding Executive’s personal effects, rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of Executive’s employment with the Company for any reason or at any other time upon request, along with credit cards, keys, telephone cards, car service cards and vouchers, computer software or hardware, identification cards, books or manuals and other Company property issued by the Company or its representatives.
(d)Non-Competition. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause Company great and irreparable harm. Therefore, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twelve (12) months after employment with the Company ends, whether voluntarily or involuntarily, Executive shall not, directly or indirectly, own, manage, operate, control, or be employed in a capacity similar to the position(s) held by Executive with the Company, by any company or entity engaged in such segment(s) of the Company’s Business for which Executive had responsibility while employed by the Company. For purposes of this Agreement, the Company’s “Business” means the development, manufacture, sale, and distribution of biometric and digital identity verification services and systems, security and access related services and systems, and any current and future related products and services. In recognition of the nature of the Company’s business, which includes the Business throughout the United States and internationally this restriction shall apply throughout the United States, and in such other countries where the Company has material operations in effect as of the date of Executive’s severance from service with the Company.
(e)Non-Solicitation of Customers and Employees. Executive acknowledges and agrees that solely by reason of employment by the Company, Executive has and will come into contact with the Company’s actual or potential clients, customers or accounts (“Customers”) and employees and will have access to Confidential Information and Trade Secrets regarding the Company’s Customers, and will have access to and the benefit of goodwill developed by the Company with its Customers and employees. This restriction shall apply only to those Customers or prospective Customers of the Company with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during the twelve (12) months preceding Executive’s separation from employment with the Company.
(f)Therefore, Executive covenants and agrees that that for so long as Executive is employed by the Company (except on behalf of the Company) and for a period of twelve (12) months after employment with the Company ends (whether such cessation of employment is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise), Executive shall not directly or through others:

(i)Solicit, divert, or interfere with the business or patronage of any Customer.
(ii)Recruit, solicit, interfere with, or endeavor to cause any employee, contractor, or consultant of the Company with whom Executive came into contact or about whom Executive obtained confidential information, to leave employment with or service to the Company, or to work in a capacity that is competitive with the Company, or to work in a capacity that is similar to the capacity in which the employee, contractor, or consultant was engaged by the Company.
(g)Intellectual Property. Executive hereby acknowledges and agrees that the Company shall own all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by Executive alone or with others, at any time during Executive’s employment with the Company, and in any way relating to the business activities which are the same as or substantially similar to business activities carried on by the Company or being definitely planned by the Company (as evidenced by written evidence), or the products or services of the Company, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form (“Developments”), shall be the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of the members of the Company, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assign to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

(h)Exclusivity. To protect the Company’s Confidential Information and Trade Secrets, Executive agrees that, while employed by the Company, Executive shall not become employed by or involved in any way whatsoever, directly or indirectly, with any company, business or person that competes with the Company in any way whatsoever, directly or indirectly.
(i)Non-Disparagement. Executive covenants and agrees that during the course of employment by the Company and at any time thereafter, to the extent permitted by law, Executive will not defame, publicly criticize or publish or communicate, either verbally or otherwise, any Disparaging (as defined below) remarks, comments or statements regarding, any of the Company, or any affiliate thereof (including their investors, current or former partners, officers, directors, shareholders, members or employees). The disclosure of underlying facts of any alleged unlawful discriminatory employment practice is not disparagement. Members of the Employer’s Executive Leadership Team agree, and members of the Board shall be instructed, that they shall not make any malicious oral or written statements with the purpose of effect of maliciously disparaging Executive, in any form, except as otherwise protected by law and will not assist anyone else in doing so, or direct or encourage another to do so. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. For the avoidance of doubt, nothing in this Agreement prohibits responding truthfully to government inquiries, making truthful statements internally and making truthful statements to correct or refute inaccurate public statements.
(j)Conflict of Interest. Executive may not use Executive’s position at the Company, or knowledge of any of the Company’s Confidential Information or Trade Secrets, or any of the Company’s assets, for personal gain other than the compensation and benefits paid to or on behalf of Executive. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Board is strictly prohibited.
8.Enforcement of Covenants.

(a)Enforcement. Executive agrees that in the event the Company determines that Executive has breached any of the covenants set forth in Section 7 during his employment, the Company shall have the right to terminate his employment for Cause, and to discontinue any or all remaining benefits payable pursuant to Section 6, as applicable. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive and the separation agreement and release set forth in Section 6(a)(iii) shall remain in full force and effect.
Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and any breach of the covenants set forth in Section 7 will cause irreparable and continuing harm to the Company with respect to which the Company’s remedy at law for damages will be inadequate. In the event of breach or anticipatory breach of the covenants set forth in this Section 7 by Executive, the Parties agree that the Company shall be entitled to injunctions, whether temporary, preliminary or permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. Further, the Company shall be entitled to recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to enforce the covenants (whether by temporary, preliminary, or permanent injunction, or to defend against Executive’s claims of declaratory judgement) set forth in Section 7.
(b)Separability of Covenants. If in any judicial proceeding, a court shall hold that any individual covenant set forth in Section 7 is not permitted by applicable law, then Executive and the Company agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by state and local laws. In the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 7. To the extent that the restrictive covenants in this Agreement are modified or invalidated under applicable law, the remaining parts of this Agreement shall remain enforceable (as modified, if applicable) and in full force and effect.
9.Executive Representations.
Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Employer will not violate, any non-competition, non-solicitation or other covenant or agreement by which Executive is or may be bound; (c) in connection with Executive’s employment with the Employer, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s services with any prior employer; (d) Executive is eligible to work in the United States; and (e) Executive has consulted with counsel whether to enter into this Agreement.
10.Withholding of Taxes.
The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
11.No Claim Against Assets.
Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company.
12.Successors and Assignment.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 12 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.
13.Entire Agreement; Amendment.
This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company relating to the terms of Executive’s employment. It may not be amended except by a written agreement signed by both Parties.
14.Governing Law.

(a)This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.
(b)Except as specifically provided by applicable law, the Parties agree that any dispute between them, or any controversy or claim arising out of or relating to this Agreement, shall be submitted to and resolved the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules and Mediation Procedures, or AAA’s then current rules for the arbitration of employment disputes, to the fullest extent allowed by law. Such arbitration shall take place in New York, New York. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitration provisions contained in this Section 14 shall not prevent the Company from seeking or obtaining temporary or preliminary injunctive relief from a court of competent jurisdiction, pending a decision on the merits by the arbitrator(s). Notwithstanding subsection 14(a), this arbitration provision shall be governed by the Federal Arbitration Act.
(c)Any claim not subject to arbitration and any application for temporary or preliminary injunctive relief shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the Parties agree to the personal jurisdiction thereof.
(d)Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such arbitration or proceeding for temporary or preliminary injunctive relief and any claim that any such arbitration or proceeding has been brought in an inconvenient forum. The Parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any arbitration forum or court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

15.Section 409A.

(a)Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code, and all Treasury Regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(e)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this

Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(f)In the event Executive or the Company determines that any compensation or benefit payable under this Agreement may violate applicable requirements of Code Section 409A, Executive and the Company will cooperate in good faith to amend this Agreement or take any other actions that are necessary or appropriate for such compensation or benefit to either (y) to satisfy the requirements of an applicable exception to Code Section 409A or (x) comply with the applicable requirements of Code Section 409A, to the extent possible under applicable law. The Company reserves the right to make the final determination on any such amendment or actions. For the avoidance of doubt, any such amendments to this Agreement would only apply to the extent applicable to either satisfy the requirements of an applicable exception under Code Section 409A or to comply with the applicable requirements of Code Section 409A, and all other terms and conditions of this Agreement would remain in full force and effect.
16.Limitation on Payments.

(a)In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”), and (y) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance benefits payable under this Agreement or otherwise will be either:

(i)delivered in full, or
(ii)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,
(iii)whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
(b)If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments not subject to Code Section 409A and then reduction of cash payments subject to Code Section 409A; (ii) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)), if applicable; and (iii) reduction of employee benefits.
(c)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 16 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the Parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 16, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company

and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 16.
17.Notices.
Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:
To the Company:

85 10th Avenue, 9th Floor
New York, NY 10011
Attention: General Counsel

To Executive:

Michael Barkin
New York, NY

18.Recoupment.
To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which equity of the Company is listed or quoted, or if so required pursuant to a written policy adopted by the Company, any compensation paid to Executive by the Company shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements are deemed incorporated by reference into this Agreement). Executive acknowledges and agrees that compensation payable pursuant to this Agreement or otherwise is subject to any clawback policies approved by the Compensation Committee from time to time and is subject to clawback, forfeiture and reduction to the extent determined necessary to comply with applicable law and/or policies of the Company.
19.Miscellaneous.

(a)Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver by the Company or by Executive must be in writing and signed by either Executive, if Executive is seeking to waive any of Executive’s rights under this Agreement, or by the chair of the Board of the Company, if the Company is seeking to waive any of its rights under this Agreement.
(b)Modification. No modification of this Agreement shall be valid unless made in a writing signed by both Parties, wherein specific reference is made to this Agreement, except as provided in subsection 8(c).

(c)Separability. Subject to Section 8(c), if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
(d)Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(e)Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any Party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.
(f)Counterparts. This Agreement may be executed via electronic signature and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

SECURE IDENTITY, LLC /s/ Caryn Seidman Becker By: Caryn Seidman Becker Title: Chief Executive Officer Date: February 20, 2025	MICHAEL BARKIN /s/ Michael Barkin Date: February 20, 2025